Jade Art Group Inc.
Reports Second Quarter 2010 Financial Results

Jade Art Group Inc, (OTCBB: JADA; “Jade Art" or the "Company"), a seller and distributor of raw jade in China, announced today its financial results for the second quarter and six months ended June 30, 2010.

2010 Second Quarter Financial Highlights

•	Revenue of $2.8 million represents a 42% increase over revenue of $2.0 million recorded in the second quarter of 2009.

•	Gross profit was $1.9 million, compared to $1.1 million in the second quarter of 2009.

•	Net income in the second quarter of 2010 was $1.1 million, an increase of nearly 200% compared to net income of $0.4 million in the second quarter of 2009.

•	Basic and fully diluted earnings per share in the second quarter of 2010 were up $0.01 from $0.00 in the second quarter of 2009.

Second Quarter 2010 Financial Results

Jade Art Group's second quarter 2010 revenue was $2.8 million, representing a 42% increase over the $2.0 million of revenue recorded in the comparable period in 2009. This increase in revenue resulted from larger orders for raw jade, as the Company’s customers were responding to the better economic environment as compared to a year ago. The revenue reflects a 38% increase in the tons of jade shipped, and a 2.9% increase in the average price per ton. The improvement in the economy is having a positive impact on the commercial and residential construction markets and on the jewelry market into which the Company sells raw jade.

Gross profit for the second quarter was $1.9 million compared to $1.1 million for the same period last year, an increase of 70%, reflective of the increase in revenue. The gross profit margin for the second quarter of 2010 was 67%, up from 56% for the same period last year, due to the benefit of the fixed cost amortization of the Company’s Exclusive Distribution Right Agreement being spread over a higher level of revenue.

Selling, general, and administrative expenses for the second quarter of 2010 were $184,684, lower as compared to $308,238 for the same period in 2009 due to a reduction in promotional costs.

As a result, income before taxes for the second quarter of 2010 was $1.7 million, an increase of 115% compared to $0.8 million for the corresponding quarter of 2009.

Net income was $1.1 million for the second quarter of 2010, up from $0.4 million of the second quarter of 2009. Basic and diluted earnings per share in the second quarter of 2010 were $0.01 compared to $0.00 per basic and diluted share in the second quarter of 2009.

2010 First Six Months Financial Results

Jade Art Group’s revenue for the first six months of 2010 was $8.7 million, an increase of $1.8 million or 26% over last year’s comparable results. Gross profit for the first half of 2010 was $6.6 million, representing a 33% increase over the $5.0 million recorded in the first six months of 2009.

Selling, general and administrative expenses for the six months ended June 30, 2010 were $473,698 compared to last year’s level of $642,869. This decrease of 26% reflects a reduction in promotional costs.

Income before taxes for the first six months of 2010 and 2009 was $6.1 million and $4.3 million, respectively, representing an increase of $1.8 million or 43% for the 2010 period.

As a result, net income was $4.3 million for the six months ended June 30, 2010, an increase of 54% from $2.8 million for the six months ended June 30, 2009. Basic and fully diluted earnings per share in the first half of 2010 was $0.05. Basic and fully diluted earnings per share in the first half of 2009 were $ 0.04 and $0.03, respectively.

Financial Condition

As of June 30, 2010, Jade Art Group had cash and cash equivalents of $5.7 million, up from $147,392 as of December 31, 2009. Current assets and current liabilities as of June 30, 2010, were $12.4 million and $1.9 million, respectively, yielding working capital of $10.5 million.

About Jade Art Group Inc.

Jade Art Group Inc. is a seller and distributor in China of raw jade, which has uses ranging from decorative construction material for both the commercial and residential markets to high-end jewelry. For more information, please visit: http://www.jadeartgroupinc.com/.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website http://www.sec.gov. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements

Jade Art Group Inc.
Condensed Consolidated Statements of Operations
(Dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$2.8	$2.0	$8.7	$6.9
Cost of Sales	0.9	0.9	2.1	2.0
Gross Profit	1.9	1.1	6.6	5.0
Selling, General and Administrative Expenses	0.2	0.3	0.5	0.6
Income before Taxes	1.7	0.8	6.1	4.3
Provision for Income Taxes	0.6	0.4	1.9	1.5
Net Income	$1.1	$0.4	$4.3	$2.8
Basic weighted average shares	79,980,000	79,980,000	79,980,000	79,980,000
Diluted weighted average shares	79,980,000	79,980,000	79,980,000	80,300,755
Total Basic Earnings Per Share	$0.01	$0.00	$0.05	$0.04
Total Diluted Earnings Per Share	$0.01	$0.00	$0.05	$0.03

NOTE: The above numbers may not equal the total due to rounding

Jade Art Group Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

Assets	June 30, 2010	December 31, 2009
Current Assets
Cash and cash equivalents	$5.7	$0.1
Accounts receivable, net	6.6	7.5
Deferred tax assets	0.1	-
Total Current Assets	12.4	7.6
Acquisition deposit	8.8	8.8
Exclusive jade distribution rights, net	64.9	63.2
Total Assets	$86.1	$79.6

Liabilities and Stockholder's Equity
Current Liabilities
Account payable and accrued liabilities	$1.3	$1.0
Taxes payable	0.6	2.1
Total Current Liabilities	1.9	3.1
Total Liabilities	1.9	3.1
Total Stockholders' Equity	84.2	76.5
Total Liabilities and Stockholders' Equity	$86.1	$79.6

NOTE: The above numbers may not equal the total due to rounding

Jade Art Group Inc.
Condensed Consolidated Statements of Cash Flow
(Dollars in millions)
(Unaudited)

	Six Months Ended June 30,
	2010	2009
Net cash provided by operating activities	$5.5	$2.2
Net cash used in investing activities	-	-
Net cash used in financing activities	-	(2.3)
Effect of exchange rate changes on cash	0.1	-
Net change in cash and cash equivalents	$5.6	$(0.1)

NOTE: The above numbers may not equal the total due to rounding.